ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                  HIREL HOLDINGS, INC., A DELAWARE CORPORATION,


           JERRY'S MARINE SERVICE, INC., A SOUTH CAROLINA CORPORATION


                JERRY'S MARINE SERVICE OF FORT LAUDERDALE, INC.,
                              A FLORIDA CORPORATION


                                       AND


            HELEN LEWIS, JOE LEWIS, BOBBY LA BORDE AND DOUGLAS LEWIS






                                  JULY 8, 1997



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                            ASSET PURCHASE AGREEMENT
                            ------------------------

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 8th day of July, 1997, by and among HIREL HOLDINGS, INC., a Delaware corporation ("Purchaser"), and JERRY'S MARINE SERVICE, INC., a South Carolina corporation ("Jerry's, Inc."), JERRY'S MARINE SERVICE OF FORT LAUDERDALE, INC., a Florida corporation ("Jerry's Fort Lauderdale") (Jerry's, Inc. and Jerry's
Fort Lauderdale are sometimes hereinafter referred to collectively as "Sellers"), and HELEN LEWIS, JOE LEWIS, BOBBY LA BORDE and DOUGLAS LEWIS (hereinafter referred to individually as "Shareholder" and collectively as "Shareholders"). The Sellers and Shareholders shall be jointly and severally liable hereunder.

                             W I T N E S S E T H:

      WHEREAS, Sellers are each engaged in the business of distributing and selling marine parts, components and accessories (their respective businesses and operations are hereinafter referred to collectively as the "Business"); and

      WHEREAS, subject to the terms and conditions hereinafter set forth, Purchaser desires to acquire from Sellers and Sellers desire to transfer to Purchaser, all the Purchased Assets (as hereinafter defined), which constitute substantially all of the assets of Sellers, in exchange for Purchase Price (as hereinafter defined); and

      WHEREAS, the Shareholders constitute all of the shareholders of Sellers, and will materially benefit from the transactions contemplated hereby.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

                                    ARTICLE I
                          RECITALS, EXHIBITS, SCHEDULES
                          -----------------------------

      The foregoing recitals are true and correct and, together with the schedules and exhibits referred to hereafter, are hereby incorporated into this Agreement by this reference. Certain capitalized terms used herein are defined in EXHIBIT A hereof.

                                   ARTICLE II
                               TRANSFER OF ASSETS
                               ------------------

      2.1 PURCHASE AND SALE. At Closing, in exchange for the payment of the Purchase Price and the assumption of the Assumed Liabilities, and subject to the terms and conditions hereof, Sellers hereby agrees to sell, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase from Sellers all of the Purchased Assets, free and clear of all Encumbrances, except for the


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Assumed  Liabilities  (as hereinafter  defined).  Sellers further agree that, in consideration of the Purchase Price, it shall cause all Contracts included in the Purchased Assets to be assigned to Purchaser free and clear of all Encumbrances, except for the Assumed Liabilities, effective as of the Closing Date, on the same terms and conditions as stated therein, with all consents required for their assignment, and without further consideration on the part of Purchaser. The term "Purchased Assets" shall mean all Assets that are owned or leased by either of Sellers or used in connection with the Business excluding only the Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets shall include, but are not limited to, the following property of Sellers:

            (a)   All Cash and cash  equivalents  of  Seller  as of the  Closing
                  Date;

            (b)   All Equipment;

            (c)   All Accounts receivable;

            (d)   All Inventory;

            (e)   The Business as a going concern;

            (f)   All goodwill and going concern value of Sellers;

            (g) All customer lists, price lists, business surveys and other valuable business information and business records;

            (h) All Intangibles, including, but not limited to, all rights of Sellers to the name "Jerry's Marine Service" and any other names and marks used by Sellers and any derivatives thereof;

            (i)   All Motor vehicles;

            (j) All prepaid and deferred items of Sellers including, but not limited to, prepaid rentals, insurance, unbilled charges and deposits relating to the operations of Sellers;

            (k)   All Contracts and Contract Rights;

            (l)   All Permits;

            (m)   All   telephone   and   facsimile    numbers,    yellow   page
advertisements, and white pages listings; and

            (n) That certain real property and personal property referenced in that certain Agreement of Sale and Purchase executed on even date herewith between Jerry's Fort Lauderdale and Purchaser.



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      2.2   EXCLUDED ASSETS.  The Purchased Assets exclude,  and Purchaser shall not purchase, the following "Excluded Assets" of Seller:

            (a)   Seller's rights under this Agreement;

            (b) Warehouse and property described on Schedule 2.2 attached hereto;

            (c) Life Insurance Policy described on Schedule 2.2 attached hereto;

            (d)   The vehicle described on Schedule 2.2 attached hereto;

            (e) Any shares of capital stock of Seller which are owned and held by Seller as treasury shares; and

            (f)   The  corporate  minutes  books and stock records of Seller and any other corporate records which pertain to the corporate organization and capitalization of Seller;

      2.3 ASSUMPTION OF LIABILITIES. Effective as of the Closing, Purchaser shall only assume Sellers' Obligations to the extent expressly identified on
Schedule 2.3 hereof (collectively, the "Assumed Liabilities"). The term Assumed Liabilities excludes, and Purchaser does not and will not assume nor shall Purchaser be deemed to have any Obligation for, to cure, or to otherwise remedy, any breach, any other Obligations of Sellers, any Obligations as to which any representation or warranty made pursuant to this Agreement (whether made as of the date hereof or as of the Closing Date) is untrue, inaccurate or misleading in any respect, or any Obligation for any sum due prior to Closing or arising from any breach of or default under any Contract that arises from facts or circumstances occurring prior to closing . At Closing, Purchaser shall indemnify Sellers from and against any and all liability, costs or damages for the Assumed Liabilities.

      2.4 PURCHASE PRICE. The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Purchased Assets shall be Eight Million Dollars ($8,000,000.00), subject to adjustment as hereinafter provided. Except as provided below, the Purchase Price shall be payable Five Million Dollars ($5,000,000.00) in cash at Closing ("Closing Cash") and the balance in three annual installments commencing on the first anniversary of the Closing Date pursuant to a promissory note in the form of Exhibit B annexed hereto and made a part hereof ("Promissory Note").

      The  Promissory  Note  shall be  secured  by a  security  interest  in the
Purchased Assets (other than the real property referenced in Section 2.1(n) hereof) pursuant to a security agreement in form reasonably satisfactory to Sellers, which security interest shall be subject and subordinated to any financing obtained by Purchaser solely for the continuing operations and expansion of the Jerry's Marine Service Business exclusively. Purchaser covenants that any and all proceeds from the sale of the real property referenced in Section 2.1(n) hereof, together with the proceeds from any financings secured by any assets of the Business, shall be used solely and exclusively for the continuing operations and expansion of the Business. The


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Purchaser  shall covenant that until the Promissory  Note is paid in full to (i)
continue to use the name "Jerry's Marine Service" in the operation of the Business, (ii) continue to operate out of locations in Broward County, Florida and Charlston, South Carolina, and (iii) operate the Business as an independent division or subsidiary. The security agreement shall further provide that Seller shall have the right to conduct a quarterly audit of the inventory of the Business at Seller's sole and exclusive expense and without disruption to the business operations of the Business. Any overtime expense of employees of Purchaser (including benefits) incurred in connection with such audit shall be borne by Seller. Purchaser shall provide to Seller without expense the results from an annual audit to be conducted by Purchaser.

      To the extent of any  shareholder  loans assumed by Purchaser  pursuant to
Section 2.3 hereof, the Promissory Note shall be increased by the amount of the shareholder loans, with the repayment of the principal of the loans to be made in equal annual installments.

      Purchaser shall engage a firm of certified public accountants reasonably acceptable to Sellers to complete an audit of the Sellers for the five (5)month period ended May 31, 1997, which will include an audited balance sheet, prepared in accordance with GAAP, of Sellers at May 31, 1997 ("May 1997 Balance Sheets"). If the aggregate amount of Sellers' total assets minus total liabilities computed in accordance with GAAP ("Net Asset Amount"), determined based upon the May 1997 Balance Sheets ("Audited Net Asset Amount") is less than Four Million Five Hundred Thousand Dollars ($4,500,000.00), Purchaser shall have the option to rescind this Agreement in its entirety and shall have no obligation to Sellers whatsoever, by delivering written notice to Sellers of recision within thirty (30) days following the receipt by Purchaser of written notice of the Audited Net Asset Amount.

      2.5 ADJUSTMENT OF PURCHASE PRICE. The Purchase Price shall be adjusted as follows: If the Audited Net Asset Amount exceeds Four Million Five Hundred Thousand Dollars ($4,500,000), the Purchase Price shall be increased by the amount of such excess, not to exceed an increase of Two Million Dollars ($2,000,000.00), which amount shall be paid in cash to Sellers at closing.

      2.6 ALLOCATION OF PURCHASE PRICE. For federal income tax purposes, the parties agree that Purchase Price shall be allocated as set forth on Schedule
2.6 hereof.

      2.7 CLOSING DATE. The closing of the transactions provided for herein ("Closing") shall take place at the offices of the law firm of Ruden, McClosky, Smith, Schuster & Russell, P.A., 200 East Broward Boulevard, Fort Lauderdale, Florida 33301, at such date and time as may be mutually agreed upon in writing by Purchaser and Sellers, but in all events not later than 60 days following the completion of the audit described in Section 2.4 hereof ("Closing Date").

                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS
           ----------------------------------------------------------

      The Sellers and Shareholders hereby make the following representations and warranties to Purchaser, each of which Sellers and Shareholders represent to be


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true and correct on the date hereof and (except as the Sellers and  Shareholders may notify the Purchaser in writing prior to Closing) shall be deemed made again as of the Closing Date and represented by the Sellers and Shareholders to be true and correct on the Closing Date:

      3.1 ORGANIZATION. Jerry's, Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the State of South Carolina. Jerry's Fort Lauderdale is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Sellers have no subsidiaries or interest in any other Person, and are not required to be qualified or licensed as a foreign corporation in any jurisdiction in which the failure to be so qualified or licensed would have a materially adverse effect on the Business. Each Seller has the full power and authority to own all its Assets and to conduct the Business as and where the Business is conducted. Accurate, current, and complete copies of the Articles of Incorporation and Bylaws of each Seller and, if any, all fictitious name registrations of each Seller have been, delivered to the Purchaser at or prior to the execution of this Agreement. The Shareholders constitute all the shareholders of Sellers.

      3.2   AUTHORITY AND APPROVAL OF AGREEMENT.

            (a) The execution and delivery of this Agreement by each Seller and the performance of all their respective obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of the Sellers pursuant to applicable Law, which included unanimous approval by its Board of Directors and all its shareholders, and said authorization and approval has not been altered, amended or revoked. Pursuant to said authorization and approval, each Seller has the power and authority to execute and deliver this Agreement and to perform all its obligations hereunder.

            (b) This Agreement and each of the other documents, instruments and agreements executed by the Sellers or Shareholders in connection herewith constitute the valid and legally binding agreements of such Person enforceable against such Person in accordance with its terms, except that: (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

      3.3 NO VIOLATIONS. The execution, delivery or performance of this Agreement or any other documents, instruments or agreements executed by the Sellers or Shareholders in connection herewith, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) constitute a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of either Seller, any provision of any Contract to which either Seller or the Purchased Assets may be bound, any Judgment or any Law; or (ii) result in the creation or imposition of any Encumbrance upon, or give to any third person any interest in or right to, any of the Purchased Assets; or (iii) result in the loss or adverse


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modification  of, or the  imposition of any fine or penalty with respect to, any
Permit or franchise granted or issued to, or otherwise held by or for the use of, either Seller.

      3.4 FINANCIAL STATEMENTS. Attached hereto as Schedule 3.4 are financial statements of each Seller ("Financial Statements"), including compiled balance sheets and statements of operations for the fiscal years ended December 31, 1995 and December 31, 1996 and Balance Sheets of Sellers at March 31, 1997 ("Latest Balance Sheets"). The Financial Statements are true, correct and complete, were prepared in accordance with the accrual method of accounting, but not in accordance with GAAP, and accurately reflect each Seller's financial condition and the results of its operations for the periods and as of the dates which they purport to cover. Sellers agree that Purchaser, at Purchaser's expense, shall engage a firm of certified public accountants reasonably acceptable to Sellers to complete an audit of Sellers for the fiscal years ended December 31, 1995 and 1996 which will include audited balance sheets, prepared in accordance with GAAP, of Sellers at December 31, 1995 and 1996.

      3.5   CONDUCT SINCE DATE OF UNAUDITED  STATEMENTS.  Except as disclosed in
Schedule 3.5 hereto, none of the following have occurred since March 31, 1997:

            (a) Any change in the Purchased Assets, Obligations, Business, financial condition, prospects or operations of either Seller which individually or in the aggregate have had or may have any material adverse effect on the
Purchased Assets, the Assumed Liabilities, or the Businesses, financial condition, prospects or operations of Sellers, nor are there any circumstances known to Sellers which might result in such change or such an effect;

            (b) Any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Purchased Assets or Businesses;

            (c) Any disposition, lease or Encumbrance of the Businesses, the Purchased Assets, or increase of indebtedness of or guaranteed by either Seller, other than in the ordinary course of business consistent with past practices; provided, however, that no such disposition, lease or Encumbrance, regardless of the consideration therefor, has been made between each Seller, and any of its shareholders, directors, officers, agents, contractors or employees (or any member of their respective families);

            (d) Any transaction entered into by each Seller other than in the ordinary course of business consistent with past practices;

            (e) Any notice received by each Seller of any actual or threatened labor dispute or any event or condition of any character which has had or can reasonably be expected to have a material adverse effect on the Businesses, the Purchased Assets or the financial condition, operations or prospects of the Sellers;



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            (f)   Any  change  in the  accounting  principles  followed  by each
Seller or the methods of applying such principles; or

            (g) Any Contract binding each Seller to do or take any of the actions referred to in this Section 3.5.

      3.6   TITLE TO ASSETS.  Except as set forth in Schedule  3.6  hereto,  the
Sellers are the sole and unconditional owner of and has good, valid and marketable title to all the Purchased Assets, free and clear of all Encumbrances, except for the Assumed Liabilities, and there exists no restriction on the transfer or use of the Purchased Assets. Schedule 3.6 hereto also includes an accurate, current and complete list of each lease or sublease of Equipment to which each Seller is a party or by which each Seller may be bound and a description of all Equipment leased under each such lease or sublease. All Equipment included in the Purchased Assets or leased by each Seller, is in good working order and is free of any defects which might impair its usefulness, and is adequate and sufficient for all current operations of Sellers. There are no materially dangerous conditions with respect to any Purchased Asset. Upon the execution hereof, legal and beneficial ownership of the Purchased Assets will be vested in Purchaser free and clear of all Encumbrances except as set forth in Schedule 3.6 hereto.

      3.7 LEASE OF REAL PROPERTY. Schedule 3.7 hereto is an accurate, complete, current, and complete list of each lease or sublease of Real Property to which either Seller is a party or by which either Seller may be bound and a description of the Real Property leased thereunder. With respect to each lease or sublease of a Seller described on Schedule 3.7 hereto: (i) the Seller has been in peaceful possession of the property leased thereunder and neither the Sellers nor the landlord (to the knowledge of such Seller) is in default thereunder; (ii) no waiver, indulgence or postponement of any of the Obligations thereunder has been granted by the lessee or lessor thereunder; and (iii) there exists no event, occurrence, condition, or act known to such Seller which upon notice or lapse of time would be or become a default thereunder. No Seller has violated or breached any provision of any such lease or sublease, and all
Obligations required to be performed by each Seller under any such lease or sublease have been fully and properly performed. Except as set forth on Schedule
3.7 hereto, no Consent of any Person is required under any such lease or sublease in order for such lease or sublease to continue to be valid and subsisting and entitle Purchaser to come into and remain in possession of the premises demised thereunder after the consummation of the transactions contemplated by this Agreement.

      3.8   ENVIRONMENTAL MATTERS.

            (a) Each Seller has obtained all Permits which are required in connection with the conduct of the Businesses under applicable Laws, and is in full compliance with all Laws, relating to pollution or protection of the environment including, but not limited to, Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, space water, groundwater,


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or land), or otherwise  relating to the manufacture,  processing,  distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes ("Environmental Matters").

            (b) Each Seller is in full compliance in the conduct of the Businesses with all terms and conditions of the required Permits and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

            (c) Neither Seller is aware of, nor has either Seller received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those Laws or any Judgment, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any Proceeding, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

            (d) There is no civil, criminal or administrative Proceeding pending or threatened against either Seller in connection with the conduct of the Businesses relating in any way to those laws, or injunctions, notice or demand letter issued, entered, promulgated or approved thereunder.

      3.9 ASSETS REQUIRED FOR OPERATION. The Purchased Assets comprise all of the Assets used in or required for the operation of the Businesses in the manner and to the extent currently conducted. No Excluded Asset constitutes property or rights material to the Businesses. All of the Purchased Assets are located at one of the Premises.

      3.10 CUSTOMERS. Attached as Schedule 3.10 is a accurate, current and complete list of the names of each of the Seller's material customers as of date hereof, their addresses and telephone numbers. Schedule 3.10 also includes a copy of all Contracts with customers. Neither Seller has been notified nor has any reason to believe, that any of its customers will not continue to do business with Purchaser after the consummation of the transaction contemplated hereby as and to the extent such customer is currently doing business with such Seller.

      3.11 OTHER CONTRACTS. Schedule 3.11 hereto is an accurate, current and complete list and description of each of the Contracts to which either Seller is a party or by which either Seller or any of their Assets are bound, excluding any Contracts which are Excluded Assets. Each such Contract is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. No party to any such Contract is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Except as set forth on Schedule 3.11 hereto, no Contract described on


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Schedule  3.11  hereto:  (a) is in excess of the normal,  ordinary,  usual,  and current requirements of the Businesses, or provides for expenditures by either Seller in excess of the current reasonable market price for the particular goods or services; (b) is a Contract: (i) that either Seller knows or has reason to believe is likely to result in a loss to either Seller; (ii) that is pursuant to terms or conditions which either Seller cannot reasonably expect to satisfy or fulfill in their entirety; or (iii) that will not continue to be effective in accordance with its terms subsequent to the transaction contemplated hereby without additional consideration to or the consent or authorization of any third party to this Agreement; or (c) is not cancelable by either Seller giving thirty
(30) days notice or less, without liability, penalty or premium. Except as identified in Schedule 3.11 hereto, there are no outstanding offers, bids, proposals or quotations made by either Seller which, if accepted, would create a Contract with such Seller.

      3.12 BOOKS AND RECORDS. Each Seller's books and records accurately reflect all of such Seller's Assets, Obligations and accruals, and all transactions (normally reflected in books and records in accordance with the accrual method of accounting) to which such Seller is or was a party or by which each Seller or any of its Assets are or were affected.

      3.13 TAX RETURNS. Each Seller has duly and timely filed with the appropriate governmental agencies all tax and other returns and reports required by any Law to be filed by it and all such returns and reports have been accurately prepared and properly completed. All such Tax Returns properly reflect all material liabilities of such Seller for Taxes for the periods, property or events covered thereby. Accurate and complete copies of all such returns and reports filed by each Seller during the past three (3) years have been delivered to Purchaser.

      3.14 TAXES. All Taxes due, owing and payable by each Seller have been fully paid. No claim for any Tax due from or assessed against any Seller is being contested. Except as set forth on Schedule 3.14 hereto, none of either Seller's Tax returns or reports have been audited by the Internal Revenue Service or any state or local Tax authority, and neither Seller has received any notice of deficiency or other adjustment from the Internal Revenue Service or any state or local Tax authority. There are no agreements, waivers, or other arrangements providing an extension of time with respect to the assessment of any Tax against either Seller, nor are there any Tax Proceedings now pending or threatened against either Seller. Each Seller has made all deposits required by Law, to be made with respect to employees' withholding and other employment taxes. No state of facts exists or has existed, nor has any event occurred, which would constitute grounds for the assessment of any further Tax against either Seller.

      3.15 PROCEEDINGS. Neither Seller is a party to, the subject of, or threatened with any Proceeding nor, to the best of each Seller's knowledge, is there any basis for any Proceeding. Neither Sellers is contemplating the institution of any Proceeding.

      3.16 OTHER LIABILITIES. No claim of breach of Contract, tort, product liability or other claim (whether arising from either Seller's Businesses or otherwise), contingent or otherwise, has been asserted or threatened against either Seller nor, to the best of either Seller's knowledge, is capable of being asserted by any employee, creditor, claimant or other Person against either Seller, except for claims for warranty arising in the ordinary course of the business of either Seller. No state of facts exists or has existed, nor has any event occurred, which could give rise to the assertion of any such claim by any Person.

      3.17 PERMITS. Schedule 3.17 lists all Permits obtained by either Seller to operate the Businesses. Each Seller has obtained and presently hold all Permits which are required under applicable Law to conduct the Businesses as and where currently conducted. All such Permits are in effect, are included in the Purchased Assets and are transferable to Purchaser, and no Consent of any Person is required in connection with any such Permit for the transactions contemplated by this Agreement. Neither Seller is in default under, nor has it received any notice of any claim of default or any other notice with respect to, any such Permit.

      3.18 CONSENTS. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby do not require any Consent that has not been received prior to the date hereof.

      3.19 JUDGMENTS. There is no outstanding Judgment against either Seller or against or affecting any of the Purchased Assets or the Businesses. There is no health or safety problem involving or affecting either Seller or the Purchased Assets. There are no open workmen's compensation claims against either Seller, or any contingent liability of either Seller, or any other Obligation, fact or circumstance which would give rise to any right of indemnification on the part of any current or former shareholder, director, officer, employee or agent of either Seller, or any heir or personal representative thereof, against either Seller or any successor to the businesses of either Seller.

      3.20 BROKERAGE FEES. There is no Person acting on behalf of either Seller who is entitled to or has any claim for any brokerage or finder's fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

      3.21 COMPLIANCE WITH LAWS. Each Seller, and the Businesses are in full compliance with all Laws.

      3.22 LABOR AGREEMENTS, EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS. Except as reflected in Schedule 3.22 attached hereto, neither Seller is a party to: (i) any union collective bargaining or similar agreement; (ii) any profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement or other Employee Benefit Plan, whether legally binding or not; (iii) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, disability, sick leave, medical, hospitalization and life insurance and other insurance plans, or related benefits; or (iv) any employment agreement, severance agreement, noncompete agreement or other Contract with any of its employees.

      3.23 LABOR DISPUTES; UNFAIR LABOR PRACTICES. There is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the Businesses or which may interfere with the continued operation of the Businesses. Neither of the Sellers nor any agent, representative or management employee of either Seller has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended. There is not now pending or threatened any charge or complaint against the Sellers by the National Labor Relations Board or any representative thereof.

      3.24 OVERTIME, BACK WAGES, VACATION AND MINIMUM WAGES. No present or former employee of either Seller has any claim (whether under federal or state Law, any employment agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current Calendar Year, or (iv) any violation of any statute ordinance or regulation relating to minimum wages or maximum hours of work.

      3.25 DISCRIMINATION AND OCCUPATIONAL SAFETY STATUTES AND REGULATIONS. No Person or party (including, but not limited to, governmental agencies of any kind) has any claim or basis for any Proceeding against either Seller arising out of any Law relating to discrimination in employment or to employment practices or occupation safety and health standards.

      3.26 EMPLOYEES, CONTRACTORS AND AGENTS. Set forth on Schedule 3.26 annexed hereto is a complete list of each Seller's employees, contractors and agents, their respective positions with the Sellers, and the compensation and all vacation and other benefits they are entitled to receive from the Sellers. Except as set forth on Schedule 3.26, neither Seller has any reason to believe that any of its employees, contractors or agents will not continue their employment/service with Purchaser following the consummation of the transactions contemplated herein.

      3.27 INSURANCE. The Assets, Businesses and operations of each Seller are insured under various policies of general liability and other forms of insurance, all of which are listed on Schedule 3.27. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which with the giving of notice or lapse of time, or both, would constitute a default thereunder. All premiums to date have been paid in full. No Seller has been refused any insurance, nor has its coverage been limited, beyond the normal scope of policy limitations, by any insurance carrier to which they have applied for insurance or with which they have carried insurance during the past five (5) years.

      3.28 RELATED PARTIES TRANSACTIONS. Schedule 3.28 sets forth a complete list of all contracts and business transactions between a Seller and any shareholder, officer, director or employee or the spouse of any officer, director or employee or shareholder of either Seller.

      3.29 SUPPLIERS. Schedule 3.29 sets forth a true, correct and complete list of the names and addresses of all of the material suppliers of each Seller.

None of such suppliers has notified either Seller that it intends to discontinue its relationship with Sellers or that it will not continue that relationship with Purchaser following the consummation of the transactions contemplated herein.

      3.30 INTANGIBLES. Schedule 3.30 lists all patents, copyrights, trademarks and other Intangibles owned or used by either Seller (specifying, as to each, whether owned or licensed and, if the latter, the licensor). There are no Proceedings pending or threatened with respect to any Intangible owned or used by either Seller. Neither Seller has granted any license to any other Person with respect to any Intangible. Neither Seller infringes upon or unlawfully or wrongfully use any Intangible owned or claimed by any other Person. Except as reflected in Schedule 3.30, no present or former employee of either Seller or any other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intangible which either Seller owns, possesses or uses in the Businesses. Neither Seller is a party to a noncompetition, confidentiality or nondisclosure agreement, nor is any present or former employee of either Seller a party to any such agreement, except for such agreements between each Seller and its employees set forth in Schedule 3.26.

      3.31 ACCOUNTS. Set forth on Schedule 3.31 attached hereto is an accurate and complete list showing (a) the name and address of each bank and brokerage firm in which either Seller has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto; and (b) the names of all persons, if any, holding powers of attorney from either Seller with respect to such bank or brokerage account and a summary statement of the terms thereof.

      3.32 ACCOUNTS RECEIVABLE. Schedule 3.32 contains a true and accurate aging schedule of all Accounts Receivable of each Seller as of March 31, 1997. Except as disclosed on Schedule 3.32, (a) each Account Receivable represents a sale made in the ordinary course of business by a Seller which arose pursuant to an enforceable written Contract for a bona fide sale of goods or for services performed and such Seller has performed all its obligations to produce the goods or perform the services to which such Account Receivable relates, and (b) to the best of each Seller's knowledge and belief, no Account Receivable is subject to any claim for reduction, counterclaim, setoff, recoupment or other claim for credit, allowances or adjustments by the obligor thereof. Except as reserved against in the Balance Sheet or as set forth on Schedule 3.32, all Accounts Receivable are collectible in full within the terms under which such Accounts Receivable arose.

      3.33 ACCOUNTS PAYABLE. Schedule 3.33 hereto contains a true and accurate aging schedule of all accounts payable of each Seller as of March 31, 1997. Except as disclosed on Schedule 3.33, (a) each account payable represents an obligation of each Seller incurred in the ordinary course of the Businesses for goods sold to, or for bona fide services performed for, each Seller; and (b) no claim for reduction, counterclaim, setoff, recoupment or other claim for credit, allowances or adjustments has been made by each Seller with respect to any such accounts payable.

      3.34 IMPROPER PAYMENTS. Neither of Seller's, nor any of their current shareholders, directors, officers, or employees or agents, nor any Person acting on behalf of either Seller, has directly or indirectly, made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any person, public or private, regardless of form, whether in money, property or services, to obtain favorable treatment for business secured or special concessions already obtained for the benefit of either Seller. No funds or Assets of either Seller were donated, loaned or made available directly or indirectly for the benefit of, or for the purpose of supporting or opposing, any government or subdivision thereof, political party, candidate or committee, either domestic or foreign. Neither Seller has maintained and does not maintain a bank account, or any other account of any kind, whether domestic or foreign, or which account was not listed, titled or identified in the name of such Seller.

      3.35 NET ASSET AMOUNT AT CLOSING. The aggregate Net Asset Amount of Sellers as of the date of Closing shall not be less than the Sellers' aggregate Audited Net Asset Amount.


                                   ARTICLE IV
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

      Purchaser hereby makes the following representations and warranties to the Sellers, each of which Purchaser represents to be true and correct on the date hereof, and (except as the Purchaser may notify the Sellers in writing prior to Closing) shall be deemed made again as of the Closing Date and represented by the Purchaser to be true and correct on the Closing Date.

     4.1 ORGANIZATION. Purchaser is a corporation. Purchaser has been duly organized, is validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to own all its Assets and to conduct its business as and where its business is presently conducted.

      4.2   AUTHORITY AND APPROVAL OF AGREEMENT.

            (a) The execution and delivery of this Agreement by Purchaser and the performance of all Purchaser obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of Purchaser pursuant to applicable Law. Purchaser has the power and authority to execute and deliver this Agreement and to perform all its obligations hereunder.

            (b) This Agreement and each of the other documents, instruments and agreements executed by Purchaser in connection herewith constitute the valid and legally binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except that: (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

      4.3 NO VIOLATIONS. The execution, delivery or performance of this Agreement or any other documents, instruments or agreements executed by the Purchaser in connection herewith, and the consummation of the transactions contemplated hereby, do not and will not constitute a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of the Purchaser, any provision of any Contract to which the Purchaser may be bound, any Judgment or any Law.

      4.4 BROKERAGE FEES. There is no Person acting on behalf of the Purchaser who is entitled to or has any claim for any brokerage or finder's fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

      4.5 CONSENTS. The execution, delivery, and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not require any Consent that has not been received prior to the date hereof.

      4.6 FULL DISCLOSURE. All the representations and warranties made by Purchaser herein or in any schedule hereto, and all of the statements, documents or other information pertaining to the transaction contemplated herein made or given by Purchaser, its agents or representatives are true and complete, and do not omit any information required to make the statements or information provided, in light of the transactions contemplated herein, true, complete and non-misleading.

                                    ARTICLE V
                         INTERPRETATION AND SURVIVAL OF
                         ------------------------------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

      5.1 INTERPRETATION. Each warranty and representation made by a party in this Agreement or pursuant hereto is independent of all other warranties and representations made by the same party in this Agreement or pursuant hereto (whether or not covering identical, related or similar matters) and must be independently and separately satisfied. Exceptions or qualifications to any such warranty or representation shall not be construed as exceptions or qualifications to any other warranty or representation.

      5.2 RELIANCE BY PURCHASER. Notwithstanding the right of Purchaser to investigate the Sellers, its Business and the Purchased Assets, and notwithstanding any knowledge of facts determined or determinable by them as a result of such investigation or right of investigation, Purchaser has the unqualified right to rely upon the representations and warranties made by the Sellers in this Agreement and in the Schedules attached hereto or pursuant hereto.

      5.3 SURVIVAL. All representations and warranties made in this Agreement or pursuant hereto shall survive the date hereof, the consummation of the transactions contemplated hereby, and any investigation.

                                   ARTICLE VI
                          OBLIGATIONS PRIOR TO CLOSING
                          ----------------------------

      6.1 CONDUCT OF THE CORPORATION PENDING CLOSING. During the period from the date hereof until the Closing Date, except with the express prior written consent of the Purchaser, each Seller shall:

            (a) maintain its existence in good standing in its state of domicile and each other jurisdiction where it is required to be licensed or qualified as a foreign corporation;

            (b) duly and timely file all returns and reports it is required by Law to file, promptly pay when due all Taxes assessed against it or any of its Assets, and conform to and fully comply with all the Laws pertaining to the Businesses;

            (c) conduct the Businesses in a good and diligent manner consistent with past practices, not make any change in its business practices and in good faith use its best efforts to preserve the Business intact, keeping available the services of its current officers, employees, salesmen, agents, and representatives, and maintain the goodwill of its suppliers, customers and other Persons having business relations with the Sellers;

            (d) maintain all its tangible Assets in good working order and repair and conform to and fully comply with all terms and conditions pursuant to which any such Assets are held;

            (e) maintain in full force and effect all insurance policies and, if any of the Purchased Assets are damaged or destroyed by fire or other casualty, whether or not insured, it shall promptly proceed with the repair, restoration or replacement thereof;

            (f)   not alter or amend its Articles of Incorporation or Bylaws;

            (g) not increase the compensation or rate of compensation or extraordinary benefits payable or to become payable to, any of the its directors, officers, employees, salesmen, agents, or representatives or pay any of the foregoing Persons any bonus and not hire any new employees, agents or representatives, except to replace positions existing as of the date hereof at compensation comparable to that of the position being replaced, or otherwise make any material changes in any of its employment arrangements;

            (h) keep the Purchaser advised of all material aspects of the operation of the Businesses;

            (i) not adopt or enter into an Employee Benefit Plan or alter any existing Employee Benefit Plan, if any;

            (j) not create any Obligation for borrowed money and not make any loans or advances to, or assume, guarantee, endorse, or otherwise become liable with respect to any Obligation of, any Person, or commit for any capital expenditure whatsoever, or abandon or sell any of its Assets other than Inventory sold in the ordinary course of Business;

            (k) not perform or omit to perform any act which will cause a breach of or default under any Contract to which it is a party or by which it or its Assets may be bound and to take all action necessary to maintain the use and value of all Permits and Intangibles;

            (l)   not waive any right of material value; and

            (m) not take any action, or enter into any Contract which requires or commits the Sellers to take any action, which would be inconsistent with any of the foregoing provisions of this Section 6.1.

      6.2 CONSENTS. Sellers shall obtain, on or before the Closing Date, all Consents required to consummate the transactions contemplated hereby, without causing any breach or failure of any warranty or representation made by the Sellers in this Agreement or pursuant hereto, and without causing any breach or default of any term or condition of this Agreement to be satisfied or performed by the Sellers.

      6.3 INVESTIGATION. From the date of this Agreement until Closing, unless this Agreement is terminated in accordance with Article X hereof, each Seller shall permit the Purchaser, their attorneys, accountants, and its other advisors, authorized representatives and agents full access to each Seller and its business and properties during normal business hours to observe and investigate the Businesses and the Assets and Obligations of Seller, and to meet with each Seller's officers, agents and contractors, and to audit, examine and copy all each Seller's files, books and records, and other documents and papers. Each Seller shall furnish the Purchaser, Parent and their authorized attorneys, underwriters, representatives and agents with all information concerning each Seller's Business, its Assets and Obligations, which they reasonably request.

      6.4 COOPERATION. During the period from the date hereof until the Closing Date, each Seller shall fully cooperate with the Purchaser and his authorized representatives and agents, and shall promptly execute and deliver all agreements, certificates, instruments, and documents and take such other actions as are reasonably requested by the Purchaser. During the period from the date hereof until the Closing Date, and from time to time thereafter as Purchaser may reasonably request. each Seller shall cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any Permits or its satisfaction of any regulatory requirements involving the Businesses. The Parent intends to initiate and complete, subsequent to the date hereof and prior to Closing, an underwritten public offering of its common stock pursuant to an effective registration statement under the Securities Act ("Secondary Offering"). One of the purposes of the Secondary Offering is to provide Purchaser with the amount of the Purchase Price. Seller shall promptly provide, in written format, all information concerning Sellers and the

Businesses as Parent or Purchaser may request in connection with the preparation of the registration statement for the Secondary Offering ("Sellers' Disclosures"). Sellers agree that all Sellers' Disclosures shall be true and complete and shall not omit any information required to make the statements or information provided, in light of the circumstances, true, complete and the not misleading. Sellers shall provide all other cooperation reasonably requested in connection with the Secondary Offering by Parent, Purchaser, their underwriters or attorneys, including, but not limited to, the execution of appropriate cross-indemnities and other documents and instruments.

      6.5 NOTICE OF DEVELOPMENTS. Each Seller shall give Purchaser prompt written notice of any material adverse development with respect to each Seller that could cause any of Sellers' representations made in Article III hereof to be untrue or misleading. No disclosure made pursuant to this Section 6.5, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of contract so as to preclude Purchaser from exercising his right to terminate this Agreement pursuant to Article X hereof.

      6.6 EXCLUSIVITY. Neither Seller nor any Shareholder shall: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of the capital stock or other voting securities or any substantial proportion of the Assets of either Seller including any acquisitions structured as a merger, consolidation or share exchange; and (b) participate in any discussions or negotiations regarding any information with respect to, assist or participate in or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. Sellers shall notify Purchaser in writing if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      6.7 CONFIDENTIALITY. The parties each agree not to disclose or use for their own benefit or for the benefit of others, any confidential information of a special and unique nature and value affecting and relating to either Seller, the Purchaser, or the Businesses that are disclosed to or otherwise acquired by either party in connection with this transaction, except for the purpose of Purchaser's and its representatives' and agents' evaluation of the transactions contemplated hereby or as may be required by Law, or in connection with any Proceeding arising in connection with this Agreement. In the event of any breach or threatened breach by either party of this provision, the parties recognize that such breach could result in irreparable harm to the nonbreaching party and, accordingly, in such event the same remedies as are available to Purchaser pursuant to Section 12.2 hereof shall be available to the harmed party. Notwithstanding the foregoing, Purchaser's parent corporation shall have the right to issue a public statement that this Agreement has been executed with respect to the acquisition of Purchased Assets, and to otherwise comply with its disclosure obligations under the Securities Laws, and to use the Seller's Disclosures in connection with the Secondary Offering.

                                 ARTICLE VII
                CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS
                -----------------------------------------------

      Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Purchaser's obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VII, except to the extent that such satisfaction is waived in writing by Purchaser.

      7.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. All representations and warranties made by the Sellers in this Agreement and the Schedules hereto shall have been true and correct in all respects on the date of this Agreement, and shall be true and correct in all respects on the Closing Date as though such representations and warranties were again made, without exception or deviation, on the Closing Date.

      7.2 PERFORMANCE OF THIS AGREEMENT. Sellers and Shareholders shall have duly performed or complied with all of their covenants and obligations under this Agreement that are to be performed or complied with by the Sellers and Shareholders on or prior to the Closing Date.

      7.3 ABSENCE OF PROCEEDINGS. No Proceeding shall have been instituted or threatened on or before the Closing Date by any Person, the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement, or which had or could have a material adverse effect on the Business or the Purchased Assets.

      7.4 CONSENTS. Each Seller shall deliver to Purchaser, all Consents, in form and substance reasonably acceptable to Purchaser, as the Purchaser reasonably deems required under any of the Sellers's Contracts or Permits as a result of the sale of the Purchased Assets to Purchaser and the other transactions contemplated under this Agreement. Sellers shall be responsible to pay for all costs and expenses incurred in obtaining all such Consents. Included specifically in the foregoing shall be consents from all lessors of Real Property to Sellers, if any, together with estoppel letters from such lessors, in form reasonably acceptable to Purchaser, acknowledging that each applicable lease is in full force and effect, all rent and other payments due thereunder have been paid and no event of default has occurred.

      7.5 MATERIAL ADVERSE CHANGE. There shall have not occurred any material adverse change, actual or threatened, for whatever reason, in any of the Purchased Assets, the Businesses or its financial condition or otherwise, or in the results of operations of the Sellers, including, but not limited to, any casualty loss, whether or not covered by insurance.

      7.6 COMPLETION OF SECONDARY OFFERING. Hirel Holdings, Inc. shall have successfully completed the Secondary Offering, resulting in net proceeds therefrom to Purchaser in the amount of not less than Five Million Dollars ($5,000,000).

      7.7 DELIVERIES BY SELLERS. In addition to all other deliveries to be made by Sellers hereunder, Sellers shall have delivered to Purchaser at Closing:

            (a) Certificates signed by the President of each Seller, dated the Closing Date, certifying that (a) all of the terms and conditions of this Agreement to be satisfied or performed by it on or before the Closing Date have been satisfied or performed; (b) all the representations and warranties of each Seller made herein are true, correct and complete in all respects; (c) no Proceedings have been instituted or, to the best of such President's knowledge, threatened on or before the Closing Date by any Person, the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement, or which had or could have a material adverse effect on its business; and (d) there has not been any material adverse change in or affecting it between the date of this Agreement and the Closing Date; and

            (b)   An  opinion  of  counsel  rendered  to  Purchaser,   in  form,
substance, and by a law firm reasonably acceptable to Purchaser, and its counsel, as to the matters set forth in EXHIBIT C attached hereto.

      7.8 AUDIT NET ASSET AMOUNT REQUIREMENT. The Audited Net Asset Amount shall be equal to an amount which is not less than Four Million Five Hundred Thousand Dollars ($4,500,000.00).

                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS
                ------------------------------------------------

      Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Sellers' obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VIII, except to the extent that such satisfaction is waived by Sellers in writing.

      8.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. All representations and warranties of Purchaser contained in this Agreement and any Schedules hereto shall have been true and correct in all respects on the date of this Agreement, and shall be true and correct in all respects on the Closing Date as though such representations and warranties were again made, without exception or deviation, on the Closing Date.

      8.2 PERFORMANCE OF THIS AGREEMENT. Purchaser shall have duly performed or complied with all of the covenants and obligations under this Agreement to be performed or complied with by him on or prior to the Closing Date.

      8.3 ABSENCE OF PROCEEDINGS. No Proceeding shall have been instituted or threatened on or before the Closing Date by any Person against Purchaser the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement.

      8.4 DELIVERIES BY PURCHASER. In addition to all other deliveries to be made by Purchaser hereunder, Purchaser shall have delivered to Sellers at
Closing:

            (a) Certificates signed by the President of Purchaser, dated the Closing Date, certifying that (a) all of the terms and conditions of this Agreement to be satisfied or performed by it on or before the Closing Date have been satisfied or performed; (b) all the representations and warranties of Purchaser made herein are true, correct and complete in all respects; (c) no Proceedings have been instituted or, to the best of such President's knowledge, threatened on or before the Closing Date by any Person, the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement, or which had or could have a material adverse effect on its business; and (d) there has not been any material adverse change in or affecting it between the date of this Agreement and the Closing Date; and

            (b) An opinion of counsel rendered to Sellers, in form, substance, and by a law firm reasonably acceptable to Sellers, and Sellers' counsel, as to the matters set forth in EXHIBIT C attached hereto.


                                   ARTICLE IX
                             OBLIGATIONS AT CLOSING
                             ----------------------

      9.1 OBLIGATIONS OF THE SELLERS AND SHAREHOLDERS TO PURCHASER AT CLOSING. In addition to the other deliveries to be made by Seller and the Shareholders as set forth herein, the Sellers and Shareholders hereby covenant and agree to deliver or cause to be delivered to Purchaser, at Closing, the following:

            (a)   The Purchased Assets;

            (b) A duly executed Bill of Sale in the form of EXHIBIT D attached hereto;

            (c)   All Consents referred to in Section 7.4 of this Agreement;

            (d) Sellers shall deliver to Purchaser a Good Standing Certificate, certifying that the Sellers are duly qualified and are currently in good standing under the laws of the states of South Carolina or Florida, as the case may be, dated no earlier than five (5) days before the Closing Date.

            (e) The Employment Agreements of Helen Lewis, Joe Lewis, Bobby LaBorde and Douglas Lewis with Purchaser in the form of composite EXHIBIT E
("Employment Agreements") duly executed and delivered by the "Employees" identified therein.

            (f)   Such other  documents and  instruments as counsel to Purchaser
may  reasonably  request  including,   without  limitation,  such  documents  as
necessary to convey to Purchaser all rights to the Purchased Assets.

      9.2 OBLIGATIONS OF THE PURCHASER AT CLOSING. In addition to the other deliveries to be made by Purchaser as set forth herein, the Purchaser hereby covenants and agrees to deliver or cause to be delivered to Seller, at Closing, the following:

            (a) The Cash Amount and the Note, as provided in Article II hereof; and

            (b)   The Employment Agreements, executed by Purchaser.


                                    ARTICLE X
                            TERMINATION AND REMEDIES
                            ------------------------

      10.1 TERMINATION ON DEFAULT. If, prior to the Closing Date, a party hereto shall materially breach or default in the full and timely performance and satisfaction of any of his representations and warranties or obligations under this Agreement, and such breach or default is not cured on or before the fifth
(5th) day after the date notice is given by the nondefaulting party to the defaulting party specifying the nature of such breach or default (or on or before the Closing Date if sooner), then the nondefaulting party may terminate this Agreement immediately upon notice to the defaulting party.

      10.2  TERMINATION  AT  CLOSING.  If any of the  conditions  set  forth  in
Article VII hereof are not satisfied as of the Closing Date, then Purchaser may terminate this Agreement by notifying the Sellers in writing on the Closing Date. If any of the conditions set forth in Article VIII hereof are not satisfied as of the Closing Date, then the Sellers may terminate this Agreement by notifying Purchaser in writing on the Closing Date.

      10.3 REMEDIES NOT EXCLUSIVE. The rights and remedies of the parties pursuant to this Article X are not exclusive, and are in addition to all other rights and remedies which they may have at law or in equity, and may be exercised in any manner, order or combination.

                                   ARTICLE XI
                                 INDEMNIFICATION

      11.1  OBLIGATION TO INDEMNIFY.

            (a) In addition to, and not in lieu of, any right or remedy available to Purchaser at law or in equity, each Seller and Shareholder hereby indemnifies and holds harmless Purchaser, from and against any and all Proceedings, Judgments, Obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including without limitation reasonable attorneys' fees, paralegals' fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following:

                  (i) Any misrepresentation, breach or failure of any warranty or representation made by any Seller or Shareholder in this Agreement or pursuant hereto, including, but not limited to, the failure of Sellers' aggregate Net Asset Amount as of date of Closing to be equal to or greater than the Sellers' aggregate Audited Net Asset Amount;

                  (ii) Any failure or refusal by any Seller to satisfy or perform any covenant or agreement in this Agreement; and

                  (iii) Any claim, Obligation of or Judgment against Sellers or affecting the Purchased Assets arising, or arising from facts or circumstances occurring, prior to the date hereof including, but not limited to, any Taxes or Environmental Matters, excluding only the Assumed Liabilities.

            (b) For the remaining provisions of this Article XI, the Purchaser shall be referred to as the "Indemnified Party," and each party against whom such indemnity is sought is referred to as an "Indemnifying Party."

      11.2 DEFENSE OF ACTIONS. The Indemnifying Party shall be solely responsible, at its expense, for litigating, defending or otherwise attempting to resolve any Proceeding against which the Indemnified Party is indemnified under this Article XI, except that: (i) the Indemnified Party shall have the right to participate in the defense of any such Proceeding at the Indemnified Party's expense and through counsel of the Indemnified Party's choice; (ii) the Indemnified Party may at its option, defend or otherwise attempt to resolve, or cause the Indemnifying Party to defend or otherwise attempt to resolve, any Proceeding against which the Indemnified Party is indemnified under this Article XI if the Indemnifying Party does not promptly and diligently defend or otherwise attempt to resolve any such Proceeding or if the Indemnified Party, in good faith, believes that the defense or resolution of such proceeding might adversely affect its relations with a customer or supplier, in which event the Indemnifying Party shall continue to be obligated to indemnify the Indemnified Party hereunder in connection with such Proceedings; and (iii) the Indemnifying Party shall not agree to any settlement without the Indemnified Party's express prior written consent which shall not be unreasonably withheld.

      11.3 NOTICES AND PAYMENTS. With respect to each separate matter or series of matters against which the Indemnified Party is indemnified under this Article
XI:

            (a) Upon the Indemnified Party's receipt of written documents pertaining to the Proceeding underlying such matter or series of matters, or, if such matter or series of matters does not involve a third party claim, after the Indemnified Party first learning of such matter or series of matters and the amount demanded or claimed in connection therewith, the Indemnified Party shall give notice to the Indemnifying Party of such documents and information as it shall have so received.

            (b) After a final agreement is reached or a final Judgment is rendered with respect to such matter or series of matters or the amount owing by the Indemnifying Party pursuant to this Article XI as a result of such matter or series of matters is otherwise determinable in whole or in part, the Indemnified Party shall give notice to the Indemnifying Party of the amount owing by the Indemnifying Party ("Indemnification Amount") with respect to such matter or series of matters ("Indemnification Payment Notice").

            (c) The Indemnifying Party shall pay the Indemnified Party the Indemnification Amount within ten (10) days of the date the Indemnification Notice is given.

      11.4 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the Indemnified Party under this Article XI are independent of and in addition to such rights and remedies as the Indemnified Party may have at law or in equity or otherwise for any misrepresentations breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto.

      11.5 OFFSET. Purchaser shall be entitled to offset in full against all payments of the Purchase Price, including, but not limited to, offset against the Promissory Note, all amounts for which Purchaser is entitled to be indemnified pursuant to this Article XI.


                                   ARTICLE XII
                         CONFIDENTIALITY AND COMPETITION
                         -------------------------------

      12.1  CONFIDENTIAL INFORMATION AND COMPETITION.

            (a) CONFIDENTIAL INFORMATION. Sellers and Shareholders, jointly and severally, (collectively, the "Covenantors") hereby acknowledge that they possess confidential information of a special and unique nature and value affecting and relating to the Businesses, the Purchased Assets and Sellers' operations all of which information is included in the Purchased Assets, including, but not limited to the identity of Sellers' customers and suppliers, prices paid by Sellers for inventory, their business practices, marketing strategies, expansion plans, Sellers' Contracts, business records and other records, trade secrets, inventions, techniques used in Sellers' business, know-how and technologies, whether or not patentable, and other similar information relating to the Businesses (all the foregoing regardless of whether same is or becomes known to third parties is hereinafter referred to collectively as "Confidential Information"). The Covenantors further recognize and acknowledge that, upon Closing, all Confidential Information is the exclusive property of Purchaser, is material and confidential, and greatly affects the legitimate business interests, goodwill and effective and successful conduct of the Businesses and Purchaser. Accordingly, the Covenantors hereby covenant and agree that they will use the Confidential Information only for the benefit of the Businesses and shall not at any time, directly or indirectly, divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever other than Purchaser, Parent or as otherwise contemplated herein, or use any Confidential Information for their own benefit or for the benefit of others.

            (b) NON-COMPETITION. The parties hereto hereby acknowledge and agree that the Purchaser would suffer irreparable injury if the Covenantors compete with the Purchaser. As a material inducement to the Purchaser to enter into this Agreement, the Covenantors hereby covenant and agree that the Covenantors shall not:

                  (i) during the period beginning on the Closing Date and continuing until five (5) years following the Closing Date hereof, directly or indirectly, operate, organize, maintain, establish, manage, own, participate in, or in any manner whatsoever, individually or through any corporation, firm or organization of which the Covenantors shall be affiliated in any manner
whatsoever,   have  any  interest  in,  whether  as  owner,  operator,  partner, stockholder, director, trustee, officer, lender, employee, principal, agent, consultant or otherwise, any business or venture other than purchaser in any county or city anywhere in the world where the Purchaser does business, which engages in the business or is otherwise in competition with the Purchaser or any assigns of the Purchaser, unless such activity shall have been previously agreed to in writing by the Purchaser and its successors and assigns;

                  (ii) during the period beginning on the Closing Date and continuing until five (5) years following the Closing Date, directly or indirectly, divert business from the Purchaser or its successors or assigns, or solicit business from, divert the business of, or attempt to convert to other methods of using the same or similar services as are provided by the Purchaser, any client or account of the Purchaser; or

                  (iii) during the period beginning on the Closing Date hereof and continuing until five (5) years following the Closing Date hereof, directly or indirectly, solicit for employment, employ or otherwise engage the services of, any employees or consultants of the Purchaser or its successors or assigns.

            The covenants set forth in this Section 12.1 are in addition to and not in lieu of any other non-competition agreement to which the Purchaser and the Covenantors are parties.

      12.2 INJUNCTION AND ATTORNEYS' FEES. In view of the irreparable injury to the Purchaser that would result from a breach or threatened breach by the Covenantors of the covenants or agreements under Sections 12.1 hereof, and because there is not an adequate remedy at law to protect the Purchaser from the ongoing breach of those covenants, the Purchaser shall have the right to receive, and the Covenantors hereby consent to the issuance of, a permanent injunction enjoining the Covenantors from any violation of the covenants set forth in Section 12.1 hereof. The Covenantors acknowledge that a permanent injunction is an appropriate remedy for such a breach or threatened breach. These remedies shall be in addition to and not in limitation of any other rights or remedies to which the Purchaser is or may be entitled at law or in equity under this Agreement. The Covenantors further agree that in the event the Purchaser incurs any fees or costs in order to enforce the provisions of Section
12.1 hereof and the Purchaser prevails in such enforcement, the Covenantors shall pay all fees and costs so incurred by the Purchaser, including, but not limited to, reasonable attorneys' and paralegals' fees.

      12.3 REASONABLENESS OF RESTRICTIONS. The Covenantors have carefully read and considered the provisions of Sections 12.1 and 12.2 hereof and, having done so, agree that the covenants set forth in those sections are fair and reasonable and are reasonably required to protect the legitimate business interests of the Purchaser, including, but not limited to, protection of the goodwill included in the Purchased Assets. The Covenantors agree that the covenants set forth in Sections 12.1 and 12.2 hereof do not unreasonably impair the ability of the Covenantors to conduct any unrelated business or to find gainful work in their respective fields. The parties hereto agree that if a court of competent jurisdiction holds any of the covenants set forth in Sections 12.1 unenforceable, the court shall substitute an enforceable covenant that preserves, to the maximum lawful extent, the scope, duration and all other aspects of the covenant deemed unenforceable, and that the covenant substituted by the court shall be immediately enforceable against the Covenantors. The foregoing shall not be deemed to affect the right of the parties hereto to appeal any decision by a court concerning this Agreement. The provisions of Sections 12.1, 12.2 and 12.3 hereof shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby.

                                  ARTICLE XIII
                                  MISCELLANEOUS
                                  -------------

      13.1 NOTICES. All notices, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given: (a) upon hand delivery thereof, (b) upon telefax and written confirmation of receipt, (c) upon receipt of any overnight deliveries, or (d) on the third (3rd) business day after mailing United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below, or at such other address, or to such other person and at such address for that person, as any party shall designate in writing to the other parties for such purpose in the manner hereinabove set forth:


      If to Purchaser:        Hirel Holdings, Inc.
                              650 S.W. 16th Terrace
                              Pompano Beach, Florida 33069
                              Attn: Vincent Montelione, President

      With a copy to:         Ruden, McClosky, Smith, Schuster & Russell, P.A.
                              200 East Broward Boulevard
                              15th Floor
                              Ft. Lauderdale, Florida 33301
                              Attn: Thomas O. Katz, Esq.

      If to Seller :          Jerry's Marine Service, Inc.
                              Jerry's Marine Service of Fort Lauderdale, Inc.
                              100 S.W. 16th Street
                              Ft. Lauderdale, Florida

      If to Shareholders:     Helen Lewis
                              Joe Lewis
                              Bobby LaBorde
                              Douglas Lewis
                              100 S.W. 16th Street
                              Ft. Lauderdale, Florida

      With a copy to:         B. Alan Dobbins III, Esq.
                              Niles, Dobbins and Meeks
                              P.O. Box 11799
                              Ft. Lauderdale, Florida 33339

      13.2 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules attached hereto and the documents delivered pursuant hereto, sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained. No changes of or modifications or additions to this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.

      13.3 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their beneficiaries, heirs and administrators. No party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other parties; provided, however, that Purchaser may assign its rights hereunder to any subsidiary or affiliated entity, provided that Purchaser shall remain liable hereunder unless Sellers otherwise agree in writing.

      13.4 AMENDMENT. The parties hereby irrevocably agree that no attempted amendment, modification, or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

      13.5 NO WAIVER. No waiver of any provision of this Agreement shall be effective, unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

      13.6 GENDER AND USE OF SINGULAR AND PLURAL. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

      13.7 COUNTERPARTS. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

      13.8 HEADINGS. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

      13.9 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in Broward County, Florida.

      13.10 FURTHER ASSURANCES. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

      13.11 LITIGATION. If any party hereto is required to engage in litigation or arbitration against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its or his rights under this Agreement, and such litigation results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its or his rights hereunder, including, but not limited to, all attorneys' fees, paralegals' fees and all sales tax thereon, and all court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

      13.12 CONSTRUCTION. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that the parties hereto and their respective agents and legal counsel have participated in the preparation hereto.






                        THIS SPACE INTENTIONALLY BLANK

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

                                      PURCHASER:

                                      HIREL HOLDINGS, INC., a Delaware
                                      corporation


____________________________          By:   /S/ Vincent Montelione
                                            ------------------------------------
                                            Vincent Montelione, Vice-President
____________________________


                                      JERRY'S, INC.:

                                      JERRY'S MARINE SERVICE, INC, a
                                      South Carolina corporation


____________________________          By
                                         ---------------------------------------

____________________________

                                      JERRY'S FORT LAUDERDALE:

                                      JERRY'S MARINE SERVICE OF FORT
                                      LAUDERDALE, INC., a Florida corporation


____________________________          By:
                                         ---------------------------------------

____________________________

                                        SHAREHOLDERS:


____________________________                /S/ Helen Lewis
                                        ----------------------------------------
                                        Helen Lewis
____________________________


____________________________               /S/ Joe Lewis
                                        ----------------------------------------
                                        Joe Lewis
____________________________


____________________________               /S/ Bobby Laborde
                                        ----------------------------------------
                                        Bobby LaBorde
____________________________


____________________________                /S/ William Douglas Lewis
                                        ----------------------------------------
                                        Douglas Lewis
____________________________

                                    SCHEDULES

Schedule 2.2   Excluded Assets
Schedule 2.3   Assumed Liabilities
Schedule 2.6   Allocation of Purchase Price
Schedule 3.4   Financial Statements
Schedule 3.5   Conduct since date of Financial Statements
Schedule 3.6   Encumbrances on Purchased Assets
Schedule 3.7   Leases and Subleases of Real Property
Schedule 3.10  Customers
Schedule 3.11  Other Contracts
Schedule 3.14  Taxes
Schedule 3.17  Permits
Schedule 3.22  Labor  Agreements
Schedule 3.26  Employees, Contractors & Agents
Schedule 3.27  Insurance
Schedule 3.28  Transactions with Related Parties
Schedule 3.29  Suppliers
Schedule 3.30  Intangibles
Schedule 3.31  Accounts
Schedule 3.32  Accounts Receivable
Schedule 3.33  Accounts Payable



Any Schedules not attached hereto as of the date of execution of this Agreement are agreed to be supplied as soon as reasonably practicable, but in no event later than 90 days prior to Closing.

                                   EXHIBIT A


                                  DEFINED TERMS
                                  -------------

      All defined terms used in this Agreement and not specifically defined in context are as defined in this EXHIBIT A.

      "ACCOUNTS RECEIVABLE" means any right to payment for goods sold, leased or licensed or for services rendered whether or not it has been earned by performance, any note receivable, and any other receivable or right to payment of any nature whatsoever.

      "PURCHASED ASSETS" shall have the meaning set forth in Section 2.1 of this Agreement.

      "ASSET" means any real, personal, mixed, tangible or intangible property of any nature whatsoever, including, without limitation, Real Property, Leases, Equipment, Accounts Receivable, Inventory, Permits, Intangibles and Contract Rights.

      "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.3 of this Agreement.

      "BALANCE SHEET" shall have the meaning set forth in Section 3.4 of this Agreement.

      "BUSINESS"shall have the meaning set forth in the recitals to this Agreement.

      "CLOSING" shall have the meaning set forth in Section 2.7 of this Agreement.

      "CONSENT" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any person, which is necessary in order to take a specified action or actions, in a specified manner and/or to achieve a specific result.

      "CONTRACT" means any written or oral contract, agreement, order or commitment of any nature whatsoever, including, without limitation, any sales order, purchase order, lease, sublease, license agreement, loan agreement, mortgage, security agreement, guarantee, management contract, employment agreement, consulting agreement, partnership agreement, buy-sell agreement, option, warrant, subscription, call or put.

      "CONTRACT RIGHT" means any right, power or remedy under any Contract, including, without limitation, any right to receive goods or services or otherwise derive benefit from the payment, satisfaction or performance of another party's Obligations, and right to demand that another party accept goods or services or take any other action, and any right to pursue or exercise any remedy or option.




                                 Exhibit A- 1

      "DOCUMENTS" shall mean notes, bills of lading, date contracts, warehouse receipts or order for delivery of goods and also any other documents which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods its covers.

      "EMPLOYEE BENEFIT PLAN" means any bonus, severance, hospitalization, vacation, deferred compensation, pension, profit sharing, retirement, payroll savings, stock option, group insurance, death benefit or welfare plan, or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

      "ENCUMBRANCE" means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant, restriction, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever.

      "EQUIPMENT" means any equipment, machinery, fixtures, furniture, leasehold improvements, vehicles, vessels, office equipment, office supplies or other tangible personal property of any nature whatsoever, but not any such item which constitutes Inventory.

      "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.2 of this Agreement.

      "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.4 of this Agreement.

      "FISCAL YEAR" shall mean the fiscal year for the applicable entity ended December 31.

      "INTANGIBLE" means any name, corporate name, partnership name, fictitious name, trademark, trademark application, trade name, brand name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, formula, invention, blueprint, product right, software right, license, franchise, authorization or any other intangible property of any nature whatsoever.

      "INVENTORY" means any raw materials, supplies, work in process, finished goods, or any other inventory of any nature whatsoever, and other items held for sale or lease in the ordinary course of business and all computer software and data systems held for sale or license in the ordinary course of business.

      "JUDGMENT" means any order, writ, injunction, fine, citation, award, decree, or any other judgment of any nature whatsoever of any foreign, federal, state or local court, any governmental, administrative or regulatory authority, or any arbitration tribunal.




                                 Exhibit A- 2

      "LAW" means any provision of any law, statute, ordinance, constitution, charter, treaty, rule or regulation of any foreign, federal, state or local governmental, administrative or regulatory authority.

      "LEASES" means all leases for real or personal property.

      "OBLIGATION" means any debt, liability or obligation of any nature whatsoever, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or obligations under executory Contracts.

      "PERMIT" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature whatsoever, granted, issued, approved or allowed by any foreign, federal, state or local governmental, administrative or regulatory authority.

      "PERSON" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperation, trust, estate, government (or any branch, subdivision or agency thereof), governmental, administrative or regulatory authority, or any other entity of any nature whatsoever.

      "PROCEEDING"  means  any  demand,   claim,   suit,   action,   litigation,
investigation,   study,  arbitration,   administrative  hearing,  or  any  other
proceeding of any nature whatsoever.

      "REAL  PROPERTY"  means  any  real  estate,  land,  building,   structure,
improvement, fixture or other real property of any nature whatsoever, including, but not limited to fee and leasehold interests.

      "SECONDARY OFFERING" shall have the meaning as set forth in Section 7.6.

      "SECURITIES ACT" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

      "SECURITIES LAWS" Means the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Parent Act of 1940, as amended, and all state or other applicable securities laws, and all rules and regulations promulgated under each of these laws, collectively.

      "SELLERS' DISCLOSURES" shall have the meaning as set forth in Section 6.4.

      "STOCK ISSUANCE AGREEMENTS" means any contracts which relate to the issuance, sale, right to purchase, redemption, pledge or other disposition of any capital stock of Sellers or any other securities or Obligations of Sellers.

      "TAX" means (a) any foreign, federal, state or local income, profits, gross receipts, franchise, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, accumulated earnings, personal holding Parent, unemployment compensation, social security, withholding taxes, payroll taxes, or any other tax of any nature


                                 Exhibit A- 3
whatsoever, (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, rent, or any other fee or charge of any nature whatsoever, or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.




































                                 Exhibit A- 4

                                   EXHIBIT B

                            FORM OF PROMISSORY NOTE


$3,000,000                                                    ____________, 1997

      FOR VALUE RECEIVED, HIREL TECHNOLOGIES, INC., a Florida corporation ("Maker") promises to pay to JERRY'S MARINE SERVICE OF FT. LAUDERDALE, INC., a Florida corporation ("Payee") having a mailing address of _______________________________, Fort Lauderdale, Florida __________ the
principal sum of THREE MILLION DOLLARS ($3,000,000), with interest accruing against the "Principal Balance" (as hereinafter defined) at the rate of nine percent (9%) per annum, payable as follows:

      (a) Interest shall be payable on _______________, 1997 and at the end of each calendar quarter thereafter until the Principal Balance is paid in full; and

      (b) The Principal Balance on this Promissory Note ("Note") shall be paid in three installments of ONE MILLION DOLLARS ($1,000,000) each on ___________, 1998, ______________, 1999, and ___________________,
            2000.

      The term "Principal Balance" for purposes of this Note shall mean the amount that, at any given time, is equal to the principal amount set forth above less all principal payments (whether by prepayment or otherwise) theretofore paid pursuant to this Note.

      All sums due hereunder shall be paid in lawful money of the United States of America to the Payee at the address set forth above or at such other address as the Payee may designate to Maker in writing. This Note may be prepaid in whole or in part without premium or penalty.

      The Payee may at its option declare the entire principal balance of this Note to be immediately due and payable without presentment, demand, notice, or protest (each of which is hereby waived) upon the occurrence of any one or more of the following events ("Default"): (I) if Maker shall fail to pay any sum due hereunder when due, provided that Payee shall provide Maker of five (5) days written notice of such failure during which time Maker shall have the opportunity to cure such failure to pay; or (ii) Maker shall fail, after ten
(10) days written notice, to perform, comply with or abide by any of the stipulations, agreements, conditions and or covenants contained in this Note; or
(iii) the filing of a petition by Maker for relief under the United States Bankruptcy Code, or other insolvency law; or (iv) the filing of a petition against Maker, which remains unstayed for a period of at least ninety (90) days, for adjudication of Maker as a bankrupt under the United States Bankruptcy Code, or other insolvency law; or (v) the appointment of a receiver for all or any of the assets of Maker and such receiver shall not have been dismissed within sixty
(60)  days;  or (vi) the  making by Maker of a  general  assignment  or  similar



                                 Exhibit B- 1
arrangement for the benefit of its creditors; or (vii) Maker admitting in writing its inability to pay its debts as they mature; or (viii) the liquidation, dissolution, or winding up of Maker or the taking by Maker of any action of furtherance of liquidation, dissolution or winding up.

      Maker (i) severally waives presentment for payment, demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note; (ii) expressly consents to all extensions of time, renewals, postponements of time of payment of this Note or other modifications hereof from time to time prior to or after the maturity of this Note without notice, consent or further consideration to any of the foregoing; (iii) expressly agrees that the holder hereof shall have the right, without notice, to deal in any way at any time with any party hereto; and (iv) expressly agrees that, notwithstanding the occurrence of any of the foregoing (except the express written release by Payee of any such person), Maker shall be and remain, directly and primarily liable for all sums due under this Note.

      Maker further agrees to pay all costs of collection, including reasonable attorneys' and paralegals' fees (inclusive of any appellate and administrative proceedings), regardless of whether or not suit is brought, in the event that any sum to be paid hereunder is not paid when due.

      Time is of the essence hereof and if any payment of principal, interest or any other sum payable hereunder is not paid when due, the amount thereof shall thereafter bear interest at the highest nonusurious rate of interest permitted under Florida law until paid.

      The remedies of Payee as provided herein shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of Payee, and may be exercised as often as occasion therefor shall occur and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

      This Note has been made, executed and delivered by Maker in the State of Florida. This Note shall be governed as to validity, interpretation, construction, effect and all other respects by the laws and decisions of the State of Florida. In the event Payee determines it necessary to institute suit to collect on this Note, the action may be maintained by Payee in Broward County, Florida, and Maker hereby consents to the institution of an action in that jurisdiction and waive any and all defenses it may have to the maintenance of the suit in Broward County, Florida.

      Payee shall not be deemed by any act or omission to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in the writing. A waiver in one instance shall not be construed as continuing or as a bar to or waiver of any right or remedy in any other instance.

      This Note shall be subject to offset pursuant to and as set forth in that certain Asset Purchase Agreement between Maker, Payee, Jerry's Marine Service,


                                 Exhibit B- 2

Inc., a South Carolina  corporation,  Helen Lewis, Joe Lewis,  Bobby LaBorde and
Douglas Lewis, dated ___________, 1997. This Promissory Note may not be negotiated or assigned without the prior written consent of Maker.

      The provisions of this Note may be changed only by a written agreement executed by Maker and Payee. This Note shall be binding upon Maker and the successors and assigns of Maker and shall inure to the benefit of Payee and the successors and assigns of Payee.

                              MAKER:

                              HIREL TECHNOLOGIES, INC., a Florida corporation


                              By:
                                 -----------------------------------------------
                                                  , President























                                 Exhibit B- 3

                                   EXHIBIT C

                          FORM OF OPINION OF COUNSEL


       1. _____________________ are corporations duly organized, validly existing and in good standing under the laws of the States of _________, respectively, and are not required to be qualified or licensed as a foreign corporation in any other jurisdiction. Each Seller has the full power and authority to own all its Assets and to conduct the business of developing and marketing software. To the best of such counsel's knowledge, neither Seller has any subsidiary.

       2.   AUTHORITY AND APPROVAL.

            (a) The execution and delivery of the Agreement by each Seller and Shareholder and the performance of all of each Seller's obligations thereunder, have been duly authorized and approved by all requisite corporate action on the part of each Seller and Shareholder pursuant to applicable Law. Each Seller and Shareholder has the power and authority to execute and deliver the Agreement and to perform all its obligations thereunder.

            (b) The Agreement and each of the other documents, instruments and agreements executed by each Seller and Shareholder in connection with the Agreement constitute the valid and legally binding agreements of each Seller and Shareholder, enforceable against each Seller and Shareholder in accordance with their respective terms, except that: (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

      3. NO VIOLATIONS. Neither the execution, delivery nor performance of the Agreement nor any other documents, instruments or agreements executed by any Seller or Shareholder in connection herewith or therewith, nor the performance or consummation or occurrence of the transactions or other matters contemplated by any of the foregoing constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of either Seller, any Judgment or any Law.

      4.    PROCEEDINGS.   To  the  best  of  such  counsel's   knowledge  after
investigation, neither Seller is a party to, the subject of, or threatened with any Proceeding.

      5. CONSENTS. To the best of such counsel's knowledge after investigation, the execution, delivery and performance by each Seller of the Agreement and the consummation by each Seller of the transactions contemplated thereby do not require any Consent that has not been received prior to the date hereof.



                                  Exhibit C- 1

                                   EXHIBIT D
                                   ---------

                             FORM OF BILL OF SALE


      KNOW ALL MEN BY THESE PRESENTS, that JERRY'S MARINE SERVICE OF FORT LAUDERDALE, INC., a Florida corporation with its principal place of business in the City of Fort Lauderdale, in the County of Broward and State of Florida, party of the first part, for and in consideration of the sum of TEN DOLLARS ($10.00) lawful money of the United States, to it paid by HIREL HOLDINGS, INC., a Delaware corporation, party of the second part, the receipt whereof is hereby acknowledged, has granted, bargained, sold, transferred and delivered, and by these presents does grant, bargain, sell, transfer and deliver unto the said party of the second part, its successors and assigns, the following goods and chattels:

            The "Purchased Assets" as defined in that certain Asset Purchase Agreement dated as of June __, 1997 by and between the party of the first part and JERRY'S MARINE SERVICE OF FT. LAUDERDALE, INC., a Florida corporation, and the party of the second part, including but not limited to the assets identified in EXHIBIT A attached hereto.

       TO HAVE AND TO HOLD the same unto the said party of the second part, its successors and assigns forever.

       AND the party of the first part does, for itself and its successors and assigns, covenants to and with the said party of the second part, its successors and assigns, that it is the lawful owner of the said assets; that they are free from all encumbrances; that it has good right to sell the same aforesaid, and that it will warrant and defend the sale of the said property, goods and chattels hereby made, unto the said party of the second part and its successors and assigns against the lawful claims and demands of all persons whomsoever.










                                 Exhibit D- 1

       IN WITNESS WHEREOF, the party of the first part, by and through its undersigned authorized representative, has hereunto set its hand and seal this day of ____________, one thousand nine hundred and ninety-seven.


Signed, sealed and delivered in presence of:

                                         JERRY'S MARINE SERVICE OF FT.
                                         LAUDERDALE, INC., a Florida corporation

__________________________________       By: ___________________________________
Witness
                                         Its:  President
__________________________________
Printed Name

__________________________________
Witness

__________________________________
Printed Name



STATE OF ______________ )
                        )  SS:
COUNTY OF _____________ )

      I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by ________________, who is personally known to me or who has produced as identification.

      WITNESS my hand and official seal in the County and State last aforesaid this _____ day of ___________, 199__.


                                    ____________________________________________
                                    Notary Public
                                    State of ____________

                                    ____________________________________________
                                    Typed, printed or stamped name
                                    of Notary Public
My Commission Expires:



                                 Exhibit D- 2

                                   EXHIBIT E
                                   ---------

                         FORM OF EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this____ day of January, 1997 by and between HIREL HOLDINGS, INC., a Florida corporation ("Company"), and ________________________ ("Employee").

                                  WITNESSETH:
                                  -----------

       WHEREAS, the Company is engaged in the business of distributing and selling marine parts, components and accessories ("Company's Business"); and

       WHEREAS, subject to the terms and conditions hereinafter set forth, the Company desires to employ Employee, and Employee desires to be employed by the Company.

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1. RECITALS AND EXHIBITS. The foregoing recitals and any exhibits referred to herein and attached hereto are true and correct and are incorporated herein by this reference.

      2. EMPLOYMENT. In exchange for the Compensation (as hereinafter defined) and subject to the other terms and conditions hereinafter set forth, the Company hereby employs Employee to render the Employee Duties (described in Section 3 hereof) as an employee of the Company, and Employee hereby accepts such employment.

      3. EMPLOYEE DUTIES. For purposes of this Agreement, "Employee Duties" shall mean ______________________________________ faithfully and diligently under the supervision and direction of the Board of Directors of the Company. Employee shall be required to devote all his business efforts, skill and abilities to the business and affairs of the Company, and shall be a full-time employee of the Company.

      4. COMPENSATION. In exchange for the performance of Employee's duties hereunder, the Company hereby agrees to pay Employee the following Compensation:

            (a) BASE SALARY. The Company shall pay Employee a gross annual base salary ("Salary") of ____________________ Thousand Dollars ($____________).
Salary shall be paid by the Company in accordance with the Company's regular payroll practices, but not less often than once every two (2) weeks.


                                 Exhibit E- 1

            (b) WITHHOLDING. The Company shall be entitled to deduct or withhold from all Compensation payable hereunder all amounts required to be deducted or withheld from Compensation pursuant to state or federal law.

            (c)   OTHER BENEFITS.

                  (i) FRINGE BENEFITS. Employee shall be eligible to participate, on the same basis and subject to the same qualifications as the other Employees of the Company, in all other employee benefits made available to Employees of the Company, including any pension, profit-sharing plan, life, health, medical, dental, hospitalization or surgical insurance plan or policy, and any vacation or fringe benefit plans or programs, whether now existing or hereafter established.

                  (ii)  EXPENSE  REIMBURSEMENT.  It  is  contemplated  that,  in connection with his employment hereunder, Employee may incur business, entertainment and travel expenses. The Company agrees to reimburse Employee in full for all reasonable, ordinary and necessary business, entertainment and other related expenses, including travel expenses, incurred or expended by him incident to the performance of his duties hereunder, and incurred or expended in accordance with the Company's policies with respect to such expenses, upon submission by Employee to the Company of such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably required by the Company or its independent certified public accountants.

                  (iii) VACATION. It is understood and agreed by the parties hereto that during the term of Employee's employment hereunder he shall be entitled to three weeks of paid annual vacation (taken consecutively or in segments). Unused vacation time in any year shall not be carried over to any subsequent year.

      5. TERM. This Agreement shall commence on the date hereof and shall continue to be in effect until December 31, 1997 ("Term"), unless terminated prior to the end of the Term in accordance with Section 6 of this Agreement.

       6.   TERMINATION BY COMPANY.

            (a) The Company shall have the right to terminate the employment of Employee for cause immediately upon written notice to Employee. For purposes of this Agreement, "cause" shall mean the occurrence of any of the following, each of which shall be deemed a breach of this Agreement:

                  (i) Employee's failure (other than as a result of illness or mental or physical disability), within fifteen (15) days after written notice from the Company, to cure any material breach of the Employee Duties or his other obligations under this Agreement;

                  (ii)  Employee's death;


                                 Exhibit E- 2

                  (iii) Employee's negligence in the performance of the Employee Duties or otherwise that has resulted in a material loss to the Company;

                  (iv) Employee's commission of any act of corporate theft, misappropriation of funds, breach of duty as an officer of the Company or other willful misconduct, act of dishonesty or intentional harm against or to the Company;

                  (v) Employee's conviction of or pleading nolo contendere to any felony;

                  (vi) Employee's failure to perform his duties hereunder on account of an incapacitating physical or mental condition for one hundred twenty
(120) or more work days in any six (6) month period ("Permanent Disability"). If there is any dispute as to whether the Employee has suffered a permanent disability, the Employee shall submit to an examination by a physician whose selection shall be agreed upon by both the Employee and the Company, and whose determination shall be determinative of the issue; or

                  (vii) Employee's failure to abide by the Company's written policies or procedures, including, but not limited to, the Company's policy against sexual harassment and discrimination.

            In the event the Company elects to terminate Employee's employment hereunder as set forth above, the Company shall give written notice to such effect to Employee, which notice shall describe in reasonable detail the actions of Employee constituting cause.

            (b) In the event that the Company shall terminate Employee for any reason other than for cause as set forth in Section 6(a) above, Employee shall be entitled to the compensation set forth in Section 4 hereof through the remainder of the Term, notwithstanding that Employee shall no longer be employed by the Company.

       7.   CONFIDENTIAL INFORMATION AND COMPETITION.

            (a) CONFIDENTIAL INFORMATION. Employee hereby acknowledges that he will or may be making use of, acquiring and adding to confidential information of a special and unique nature and value affecting and relating to the Company and its operations, including, but not limited to, the Company's Business, the identity of the Company's customers and suppliers, prices paid by the Company for inventory, its business practices, marketing strategies, expansion plans, the Company's contracts, business records and other records, the Company's trade secrets, inventions, techniques used in the Company's Business, know-how and technologies, whether or not patentable, and other similar information relating to the Company and the Company's Business (all the foregoing regardless of whether same was known to Employee prior to the date hereof or is or becomes known to third parties is hereinafter referred to collectively as "Confidential Information"). Employee further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and greatly affects the legitimate business interests, goodwill and effective and successful conduct of the business of the Company.

                                 Exhibit E- 3

Accordingly, Employee hereby covenants and agrees that he will use the Confidential Information only for the benefit of the Company and shall not at any time, directly or indirectly, either during the Term of this Agreement or afterward, divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his own benefit or for the benefit of others.

            (b) COMPETITION. Employee hereby acknowledges and agrees that the Company would suffer irreparable injury if Employee competes with the Company. As a material inducement to the Company to enter into this Agreement, Employee hereby covenants and agrees that, unless the Company and its successors and assigns shall cease to engage in the Company's Business, he shall not:

                  (i) during the period beginning on the date hereof and continuing until one (1) year following the date of the termination of Employee's employment hereunder, directly or indirectly, operate, organize, maintain, establish, manage, own, participate in, or in any manner whatsoever, individually or through any corporation, firm or organization of which he shall be affiliated in any manner whatsoever, have any interest in, whether as owner, operator, partner, stockholder, director, trustee, officer, lender, employee, principal, agent, consultant or otherwise, any other business or venture in any county or city anywhere in the world where the Company does business at the time of termination of employment, which engages in the Business or is otherwise in competition with the Company or any assigns of the Company, unless such activity shall have been previously agreed to in writing by the Company and its successors and assigns;

                  (ii) during the period beginning on the date hereof and continuing until three (3) years following the date of the termination of Employee's employment hereunder, directly or indirectly, divert business from the Company or its successors or assigns, or solicit business from, divert the business of, or attempt to convert to other methods of using the same or similar services as are provided by the Company, any client or account of the Company; or

                  (iii) during the period beginning on the date hereof and continuing until three (3) years following the date of the termination of Employee's employment hereunder, directly or indirectly, solicit for employment, employ or otherwise engage the services of, any employees or consultants of the Company or its successors or assigns.

            (c) INJUNCTION AND ATTORNEY'S FEES. In view of the irreparable injury of the Company that would result from a breach or threatened breach of Employee of the covenants or agreements under Sections 7 (a) or (b) hereof, and because there is not an adequate remedy at law to protect the Company from the ongoing breach of those covenants, Employee acknowledges that a permanent injunction is an appropriate remedy for such a breach or threatened breach. These remedies shall be in addition to and not in limitation of any other rights or remedies to which the Company is or may be entitled at law or in equity under this Agreement. Employee further agrees that in the event the Company incurs any fees or costs in order to enforce the provisions of Sections 7 (a) and (b) hereof and the Company prevails in such enforcement, Employee shall pay all fees

                                  Exhibit E- 4
and costs so incurred by the Company, including, but not limited to, reasonable attorneys' and paralegals' fees at all trial and appellate levels.

            (d) REASONABLENESS OF RESTRICTIONS. Employee has carefully read and considered the provisions of Sections 7 (a), (b) and (c) hereof and, having done so, agrees that the covenants set forth in those Sections are fair and reasonable and are reasonably required to protect the legitimate business interests of the Company. Employee agrees that the covenants set forth in Sections 7 (a), (b) and (c) hereof do not unreasonably impair the ability of Employee to conduct any unrelated business or to find gainful work in his field. The parties hereto agree that if a court of competent jurisdiction holds any of the covenants set forth in Sections 7 (a) or (b) unenforceable, the court shall substitute an enforceable covenant that preserves, to the maximum lawful extent, the scope, duration and all other aspects of the covenants deemed unenforceable, and that the covenant substituted by the court shall be immediately enforceable against Employee. The foregoing shall not be deemed to affect the right of the parties hereto to appeal any decision by a court concerning this Agreement.

            (e) SURVIVAL. This Section 7 shall survive the termination of this Agreement and Employee's employment hereunder.

       8.   RIGHTS TO INVENTIONS, PATENTS AND COPYRIGHTS.

            (a) Employee shall promptly disclose in writing to the Company: all ideas, inventions, discoveries, devices, machines, apparatus, methods, compositions, know-how, works, processes and improvements to any thereof, whether or not patentable or copyrightable, that he may conceive, make, develop, invent, reduce-to-practice, author or discover, whether solely or jointly or commonly with others, during his employment with the Company, or within one calendar year following the termination of his employment with the Company, which relates to the business of the Company at the time of termination (the items specified in this Section 8(a) are hereinafter collectively referred to as "Inventions"). All Inventions are the sole and exclusive property of the Company.

            (b) Employee shall promptly assign, transfer and set over unto the Company, its successors and assigns, all of his rights, title and interest in and to all Inventions, all applications for Letters Patent or Copyrights, foreign and domestic, which have or may be filed on such Inventions, all divisionals, continuations, continuations-in-part, stream-line continuations, substitutions, refiles, derivatives, and extensions thereof, all Copyrights, all Letters Patent of the United States and its territorial possessions and all Letters Patent of foreign countries which may be granted therefor, and all reexaminations and reissues of said Letters Patent, including the subject matter of any and all claims which may be obtained in every such domestic and foreign patent, the same to be held and enjoyed by the Company for its own and exclusive use and advantage, and for the exclusive use and advantage of its successors, assigns and other legal representatives, to the full end of the term or terms for which said Copyrights and Letters Patent of the United States, territories and foreign countries are or may be granted, reexamined or reissued, as fully and entirely as the same would have been held and enjoyed by Employee, if the assignment had not been made.


                                 Exhibit E- 5

            (c) During and subsequent to the Term hereof, Employee authorizes and requests the Commissioner of Patents to issue to the Company all Letters Patent of the United States on all Inventions and on all divisionals, continuations, continuations-in-part, stream-line continuations, substitutions, refiles, derivatives, extensions, reexaminations and reissues thereof, and hereby covenants that he has not executed and will not execute any agreement in conflict therewith.

            (d) Employee further covenants and agrees that he will, during and subsequent to the Term hereof, without demanding any further consideration therefor, at any time, upon request, execute, or cause to be executed, and deliver any and all papers that may be necessary or desirable to perfect the title to any Invention and to such Letters Patent and Copyrights as may be granted therefor, in the Company, its successors, assigns or other legal representatives, and that if the Company, its successors, assigns, or other legal representatives shall desire to file any divisional, continuation, continuation-in-part, stream-line continuation, substitute, refile, extension, reexamination, reissue, or derivative application, or to secure a reissue or reexamine of such Letters Patent, or to file a disclaimer relating thereto, Employee will upon request, sign, or cause to be signed, all papers, make or cause to be made all rightful oaths, and do all lawful acts requisite for the filing for reissue and procuring thereof, and for filing of such disclaimer.

            (e) Employee does further covenant and agree, that he will, at any time during and subsequent to the Term hereof, upon request, communicate to the Company, its successors, assigns, or other legal representatives, such facts relating to the Inventions, Letters Patent and Copyrights or to the history thereof, as may be known to him, and testify, at the Company's expense, as to the same in any interference or other litigation or proceeding in which Employee is not a party and does not have an interest when requested to do so.

      9. RESTRICTIONS ON CONFLICTS. Employee hereby agrees that except as set forth herein or agreed to in writing by the Board of Directors of the Company, the Company shall not transact any business with any entity in which either the Employee, any relative of Employee or any spouse of such relative is a shareholder, partner, officer, director or employee.

      10.   MISCELLANEOUS.

            (a) NOTICES. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given only upon hand delivery thereof or upon the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


                                 Exhibit E- 6

            To Company:         Hirel Holdings, Inc.
                                650 Southwest 16th Terrace
                                Pompano Beach, FL 33069

            To Employee:        ____________________________
                                ____________________________
                                ____________________________

or to such other address or such other person as any party shall designate, in writing, to the other for such purposes and in the manner hereinabove set forth.

            (b) ENTIRE AGREEMENT. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to Employee's employment, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained.

            (c) BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors and assigns. No party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other party. Any assignment or delegation of duties in violation of this provision shall be null and void.

            (d)   AMENDMENT.  The  parties  hereby  irrevocably  agree  that  no attempted amendment, modification, termination, discharge or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

            (e) NO WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

            (f) GENDER AND USE OF SINGULAR AND PLURAL. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal representatives, successors and assigns may require.

            (g)   COUNTERPARTS.   This  Agreement  and  any  amendments  may  be
executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

            (h) HEADINGS. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.


                                 Exhibit E- 7

            (i) GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida, and agreed upon venue, to the extent permitted by law, shall be Broward County, Florida.

            (j) FURTHER ASSURANCES. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

            (k) NO THIRD PARTY BENEFICIARY. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

            (l) PROVISIONS SEVERABLE. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdiction in which the parties do business. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

            (m) LITIGATION. If any party hereto is required to engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

            (n) REPRESENTATION BY EMPLOYEE. Employee hereby represents and warrants that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment with the Company in accordance with the terms and conditions of this Agreement.


                                 Exhibit E- 8

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


WITNESSES:                                COMPANY:

                                          HIREL HOLDINGS, INC., a
                                          Delaware corporation


_______________________________           By:___________________________________

_______________________________

                                          EMPLOYEE:

_______________________________           ______________________________________

_______________________________





                                 Exhibit E- 9